EXHIBIT 10.11

                                EXPENSE AGREEMENT

This Agreement is made on this day, February 13, 2003, by AmeriFirst Fund I, LLC ("Applicant") and AmeriFirst, Inc. ("Affiliate") who agree as follows on behalf of AmeriFirst Fund I, LLC. and AmeriFirst, Inc.

WHEREAS it is agreed that Affiliate chooses to assist and provide Applicant with certain services and goods without charge.

WHEREAS it is agreed that upon receipt of these expenses Applicant is not responsible for paying or repaying these expenses. Any forgiven payments that may have occurred may not subsequently be repaid.

WHEREAS Applicant and Affiliate both are required to keep their books and records according to generally accepted accounting principles ("GAAP"), the Applicant has reviewed the Agreement with their independent accountant.

WHEREAS the Applicant is not responsible for these expenses they are limited in scope and reasonable to the normal operation of the Applicant and which are provided to the Applicant by the Affiliate.

By signatures below, the Affiliate understands and acknowledges that it has no claims against the Applicant for any payments made on behalf of the Applicant pursuant to this agreement. Moreover, the Applicant has no obligation to prepay the Affiliate or any other person in connection with expenses paid by the Affiliate on behalf of the Applicant pursuant to this agreement.


On behalf of AmeriFirst Inc.;


/s/ Brittany Ellis
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Ms. Brittany Ellis
Its; Secretary

On behalf of AmeriFirst Fund I, LLC.;


/s/ John Tooke
-------------------------------------
Mr. John Tooke
Its; Managing Director